Exhibit 99.1

InSite Vision Reports Third Quarter 2009 Financial Results

-- AzaSite® Revenues Up 92 Percent over Third Quarter 2008 --

ALAMEDA, Calif.--(BUSINESS WIRE)--November 11, 2009--InSite Vision Incorporated (OTCBB: INSV) today reported financial results for the quarter ended September 30, 2009. Total revenue for the third quarter of 2009 was $2.2 million with a net loss of $3.1 million, or $0.03 per share.

“We completed the third quarter with a solid cash position and increased product revenues,” said Louis Drapeau, InSite Vision’s Chief Executive Officer. “AzaSite sales have been growing steadily through the efforts of our partner Inspire Pharmaceuticals, and beginning in the third quarter, our royalty rate on AzaSite increased by five percent to 25 percent. In addition, this year we have conserved fiscal resources, significantly reducing our costs as we evaluate strategic opportunities and execute our 2009 business objectives.”

Recent Accomplishments and Events

  Prescriptions of AzaSite (azithromycin ophthalmic solution) 1%, InSite Vision’s product for the treatment of bacterial conjunctivitis, increased by 50 percent over the third quarter 2008.
  Inspire Pharmaceuticals, InSite Vision’s commercial partner for AzaSite in the U.S. and Canada, increased production of AzaSite in response to a temporary supply shortage of erythromycin ophthalmic ointment (0.5%). Erythromycin ophthalmic ointment is a macrolide antibiotic routinely used in neonates for prevention of ophthalmia neonatorum, a form of bacterial conjunctivitis that may be contracted by newborns during delivery. Inspire estimated that $1.0 - $1.5 million of third quarter AzaSite revenue resulted from the shortage.
  Beginning in August 2009, the royalty rate to InSite Vision on AzaSite sales increased from 20 percent to 25 percent per the terms of InSite’s agreement with Inspire Pharmaceuticals.
  Besivance™ (besifloxacin ophthalmic suspension) 0.6%, the second commercial product to utilize InSite Vision’s proprietary DuraSite® drug delivery platform, is being marketed by InSite Vision’s licensee, Bausch & Lomb and their partner, Pfizer Inc, for the treatment of bacterial conjunctivitis in patients one year and older. Beginning in November 2009, InSite Vision will receive a mid-single digit royalty from Bausch & Lomb on global net product sales of Besivance.
  Inspire Pharmaceuticals announced that enrollment is complete in one of two Phase 2 clinical trials of AzaSite for the treatment of blepharitis. Two randomized, placebo-controlled multi-center Phase 2 studies were initiated in May 2009 to evaluate the safety and efficacy of AzaSite for the treatment of blepharitis, an ocular disease characterized by inflammation of the eyelids. As of November 5, 2009, target enrollment of 300 patients had been reached in the four-week trial and 250 of 300 patients had been enrolled in the two-week trial. Inspire Pharmaceuticals is targeting completion of enrollment in the two-week trial in the first quarter of 2010.
  InSite Vision continued its work with Piper Jaffray & Co. to identify and evaluate strategic opportunities. A number of existing and more recent opportunities are under evaluation, and management will provide future updates, as appropriate.

Third Quarter 2009 Results Summary

Revenues for the quarter ended September 30, 2009 were $2.2 million compared to $1.0 million for the same period in 2008. Third quarter 2009 revenues included royalties from Inspire Pharmaceuticals of $2.2 million for sales of AzaSite compared to $0.9 million for the third quarter 2008. Royalties from Inspire Pharmaceuticals increased by $1.3 million compared to the same period in 2008 principally due to a 92 percent increase in AzaSite revenues recorded by Inspire.

Research and Development (R&D) expenses for the quarter ended September 30, 2009 were $1.0 million compared to $3.7 million in same period of 2008. Reduced R&D spending in the third quarter of 2009 was primarily driven by the completion of the first Phase 3 trial of ISV-502 in late 2008. In addition, the company incurred lower personnel-related expenses associated with the corporate restructurings which occurred in December 2008 and March 2009.

General and Administrative (G&A) expenses were $1.4 million in the third quarter of 2009, compared to $2.7 million for the same quarter in 2008. G&A expenses for the third quarter decreased primarily due to legal and other expenses related to the proxy contest in the third quarter of 2008. In addition, lower personnel-related expenses associated with the corporate restructurings were incurred.

InSite Vision had cash, cash equivalents and short-term investments of $26.7 million as of September 30, 2009. Total cash usage in the quarter ended September 30, 2009 was $1.7 million.

Conference Call Today

InSite Vision will host a conference call today beginning at 4:30 p.m. Eastern Time to discuss the company's third quarter results.

Analysts and investors can listen to the conference call by dialing (877) 407-0778 for domestic callers and (201) 689-8565 for international callers. A telephone replay will be available following the conclusion of the call by dialing (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. All callers will need to enter the account number 286 and conference ID 336735.

The live conference call will also be webcast and available on the Investor Relations page of the company's website at www.insitevision.com. A copy of this press release will be furnished to the Securities and Exchange Commission on a Form 8-K and posted on the company’s website prior to the call.

About InSite Vision

InSite Vision is committed to advancing new and superior ophthalmologic products for unmet eye care needs. InSite Vision is recognized for the discovery and development of novel ocular pharmaceutical products based on its DuraSite® bioadhesive polymer core technology, an innovative platform that extends the duration of drug delivery on the eye’s surface, thereby reducing frequency of treatment and improving the efficacy of topically delivered drugs. The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1% and Besivance™ (besifloxacin ophthalmic suspension) 0.6%. AzaSite is approved in the United States and Canada and currently marketed by InSite Vision’s partner, Inspire Pharmaceuticals in the United States. InSite Vision has formed multiple strategic licensing and distribution agreements with qualified partners to market AzaSite in select countries in Asia and South America upon regulatory approval in those regions. Besivance was approved by the U.S. Food and Drug Administration in the second quarter 2009 and is being marketed by Bausch & Lomb and Pfizer Inc.

InSite Vision’s ophthalmic product development pipeline also includes ISV-502 and additional product candidates leveraging the company’s core technologies. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, including the targeted completion date for enrollment in Inspire’s AzaSite blepharitis Phase 2 trials, statements regarding InSite’s review of its strategic options, InSite's plans to advance its AzaSite family of products, and InSite's corporate goals. Such statements entail a number of risks and uncertainties, including but not limited to: InSite's reliance on third parties for the commercialization of its products; the ability of InSite to enter into corporate collaborations for its product candidates; InSite’s ability to effectively pursue its strategic options and to negotiate favorable terms with respect thereto; InSite's ability to expand its technology platform to include additional indications; InSite's ability to compete effectively, either alone or through its partners, with other companies offering competing products or treatments; InSite's ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; InSite's ability and willingness to commence additional clinical trials with respect to ISV-502 and InSite's various other product candidates and the results of such trials; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption "Risk Factors" and elsewhere in such reports. Any forward-looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

InSite Vision Incorporated

Condensed Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2009 and 2008
(in thousands, except per share amounts; unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues	$2,209	$960	$6,336	$12,196
Cost of revenues	316	167	798	376
Operating expenses:
Research and development	1,007	3,694	4,550	12,722
General and administrative	1,425	2,724	4,626	6,293
Severance	0	0	369	0
Impairment	0	0	615	0
Total operating expenses	2,432	6,418	10,160	19,015
Loss from operations	(539)	(5,625)	(4,622)	(7,195)
Interest (expense) and other income, net	(2,513)	(2,325)	(7,485)	(5,547)
Net loss	$(3,052)	$(7,950)	$(12,107)	$(12,742)
Net loss per share:
Basic	$(0.03)	$(0.08)	$(0.13)	$(0.13)
Diluted	$(0.03)	$(0.08)	$(0.13)	$(0.13)
Shares used to calculate net loss per share:
Basic	94,738	94,629	94,701	94,600
Diluted	94,738	94,629	94,701	94,600

Condensed Consolidated Balance Sheets
At September 30, 2009 and December 31, 2008
(in thousands; unaudited)
	September 30,	December 31,
	2009	2008
Assets:
Cash, cash equivalents and short-term investments	$26,749	$37,456
Receivables, prepaid expenses and other current assets	2,263	1,667
Property and equipment, net	381	1,479
Debt issuance costs, net	4,028	4,341
Total assets	$33,421	$44,943

Liabilities and stockholders' deficit:
Accounts payable and accrued expenses	$1,993	$2,876
Accrued interest	2,377	1,200
Deferred revenue	75	373
Long-term secured notes payable	60,000	60,000
Stockholders' deficit	(31,024)	(19,506)
Total liabilities and stockholders' deficit	$33,421	$44,943

CONTACT:
InSite Vision
Louis Drapeau, Chief Executive Officer, 510-747-1220
mail@insite.com
or
Availe Communications
Ellen Rose, 650-387-8746 (Media Inquiries)